Exhibit 99.2

NEWS FROM ARCH COAL

FOR IMMEDIATE RELEASE
Media: Kim Link 314/994.2936
Investors: Jennifer Beatty 314/994.2781

Arch Coal Launches $250 Million Secured Term Loan

ST. LOUIS (Nov. 13, 2012) — Arch Coal, Inc. (NYSE:ACI) today announced that it has launched a $250 million incremental, senior secured term loan due 2018, pursuant to an uncommitted accordion provision in the company’s existing revolving credit agreement.  Completion of the new term loan offering would reduce the size of the company’s revolving credit facility to $350 million from $600 million.  Concurrent with the term loan offering, Arch announced that it has commenced a private offering of $350 million in senior unsecured notes due 2019.

Arch intends to use the net proceeds from the offering of the senior notes and the term loan for general corporate purposes.  Upon completion of these efforts, Arch expects to have a cash and marketable securities balance in excess of $1.2 billion.

Separately, Arch plans to seek certain amendments to its secured revolving credit facility to provide additional flexibility under the financial covenants that govern that facility.  The completion of the offering of senior notes by Arch is not conditioned upon the success of amending the revolving credit facility, nor are any consents required to complete the offering.

“We are proactively executing a comprehensive financing plan aimed at boosting our cash on hand, enhancing our overall liquidity and maintaining our financial flexibility,” said John W. Eaves, Arch’s president and chief executive officer.  “This plan provides Arch with excess liquidity in case the current market weakness lasts longer than expected, and adds long-term, pre-payable debt to help the company achieve its de-levering goal as markets recover.”

“Metallurgical coal markets remain challenged at present despite some improvement in global and domestic thermal markets,” said Eaves.  “In light of the weak environment, Arch has been successfully pursuing a plan to improve operational efficiency, reduce capital spending and bolster available financial resources.  We believe our proactive plan will ensure that Arch is well positioned as an even stronger global resource provider when coal markets rebound.”

The term loan is secured and guaranteed by substantially all subsidiaries of Arch Coal, Inc., consistent with the existing term loan and revolving credit facility.  The new term loan also is not expected to carry any financial maintenance covenants, similar to the existing term loan.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor will there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

U.S.-based Arch Coal is a top five global coal producer and marketer.  Arch is the most diversified American coal company, with mining complexes across every major U.S. coal supply basin.  Its core business is supplying cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on five continents.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #